Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128488 on Form S-8 of our report dated July 24, 2007, relating to the consolidated financial statements and financial statement schedule of  WPCS International Incorporated and Subsidiaries, which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of FASB Statement No. 123R, Share-Based Payments, appearing in this Annual Report on Form 10-K of WPCS International Incorporated and Subsidiaries for the year ended April 30, 2007.

/s/ J.H. Cohn LLP

Roseland, New Jersey
July 27, 2007